UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

Oclaro, Inc.

(Exact name of registrant as specified in its charter)

000-30684

(Commission

File Number)

Delaware	20-1303994
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2560 Junction Avenue

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On July 1, 2011, Oclaro, Inc. (the “Company”) delivered a notice of termination to Fabrinet Co. Ltd. (“Fabrinet”) under the Volume Supply Agreement, dated May 6, 2004, between the Company and Fabrinet (as amended, the “Supply Agreement”). The Company is currently in discussions with multiple third party manufacturers, including Fabrinet, for one or more of such third party manufacturers to manufacture for the Company those products that are currently being manufactured by Fabrinet under the Supply Agreement. Pursuant to its terms, the Supply Agreement automatically renews for a term of one year unless a notice of termination is delivered by either party 180 days prior to the expiration of the then current term. Pursuant to the notice of termination, the Supply Agreement will terminate on December 31, 2011. The Company delivered the notice of termination in order to ensure that it is free to timely enter into replacement agreement(s). The Company does not anticipate any interruption in its ability to supply products to its customers as a result of this action.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2011, Bernard Couillaud, the Chairman of the Company’s Board of Directors (the “Board”) resigned from the Board effective as of that date. The Board is grateful to Mr. Couillaud for the support he gave to Bookham, Inc.’s (“Bookham”) management during the turnaround of that business prior to the merger of Bookham and Avanex Corporation (“Avanex”) that created the Company and for his leadership in building the combined board of directors of the Company after the merger. The Board wishes him the best in his future endeavors.

At a special meeting of the Board on July 7, 2011, the Board unanimously appointed Alain Couder, a current director and Chief Executive Officer of the Company, to serve as the Chairman of the Board.

Also on July 7, 2011, the Board unanimously appointed Joel A. Smith III as the lead independent director of the Board. Mr. Smith has served as a director of the Company since April 2009. Prior to joining the Company, Mr. Smith served as a director of Avanex from December 1999 to April 2009 (when Avanex and Bookham merged to create the Company).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2011	OCLARO, INC.

/s/ Jerry Turin
Jerry Turin
Chief Financial Officer